PURCHASE AND SALE AGREEMENT

                                 	BETWEEN

                   	TEXAS ENERGY AND ENVIRONMENTAL, INC,

                                    AND

                     COUGAR OIL AND GAS, INC, AS SELLERS

                                   	AND

                         	VECTOR ENERGY CORPORATION,

                                 AS BUYER

                         	DATED: SEPTEMBER 21, 1998

                         PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT ("Agreement") dated as of September 21, 1998, is between Texas Energy and Environmental, Inc. and Cougar Oil and Gas, Inc, both Texas corporations with offices at 10623 Tower Oaks Blvd., Houston, Texas, 77070, ("Sellers") and VECTOR ENERGY CORPORATION, a Texas corporation, whose address is 5599 San Felipe, Suite 620, Houston, Texas 77056, ("Buyer").

In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

                      	ARTICLE 1.  TRANSFER OF ASSETS

1.1	The Properties.  Subject to the terms and conditions of this Agreement,
Sellers agree to transfer and convey to Buyer, and Buyer agrees to acquire from Sellers, effective as of 7:00 a.m. Central Standard Time, on September 1, 1998 (the "Effective Date"), at the location of the respective properties (the "Effective Time") all of Sellers' right, title, and interest in and to the following:

(a)	The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit "A" attached hereto (the "Leases"), insofar as the Leases cover and relate to the land and depths described in Exhibit "A" (the "Land"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Land being a part thereof, all production from the pool or unit allocated to any such Land, and all interests in any wells within the pool or unit associated with the Land;

(b)	The oil and/or gas wells described on Exhibit "A" (the "Wells") together with all personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases insofar as they relate to the production, treatment, sale, or disposal of hydrocarbons or water produced from or attributable to the Wells;

(c)	To the extent transferable by Sellers without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "Contracts");

(d)	All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

(e)	All oil, condensate, natural gas liquids, and other minerals produced after the Effective Time attributable to Sellers' interest in the Properties;
and

(f)	All proceeds, regardless of when received, generated from the sale of oil and/or gas attributable to production from the Properties after the Effective Date.

All of the above real, personal, tangible, and intangible properties, rights, titles, and interests described in subparagraphs (a) through (f) above, subject to the limitations and terms expressly set forth herein and in the Exhibit "A" attached hereto, are hereinafter collectively called the "Properties" or, individually, a "Property".



                  	ARTICLE 2.  DELIVERY OF COMMON STOCK

2.1	Delivery of Stock.  Upon the basis of the representations and warranties and on the terms and subject to the conditions set forth in this Agreement, in consideration of the transfer and conveyance of the Properties from Sellers to Buyer, Buyer hereby agrees to deliver to Sellers, and Sellers hereby agrees to accept 1,226,667 shares of Buyer's common stock, at the Closing (hereinafter defined) and on the Closing Date (hereinafter defined) as provided in Article 8 hereof. Within twelve (12) months following
Closing, Buyer shall make a best efforts attempt to enhance the Properties.
As of September 30, 1999, Buyer shall secure an mutually acceptable independent engineering evaluation of the Proved Developed Producing Reserves attributable to the Properties. Sellers shall be entitled to receive additional shares of Buyers stock for one-half of the excess above $5.0 million of the value of the Proved Developed Producing Reserves as fixed by independent engineer. The number of shares to be delivered by Buyer to Sellers shall be determined by dividing one-half of such excess by $3.00. In no event shall Buyer be obligated to deliver more than 500,000 additional shares. In the event, Buyer has not expended a minimum of $500,000 in capital investment on the Properties within nine months following closing, Sellers shall be entitled to receive the additional 500,000 shares of Buyer's common stock set forth above. The Sellers understand that the shares to be delivered hereunder are being issued without registration under the Securities Act of 1933, as amended (the "Act") in reliance upon the private placement exemption contained in Sections 3(b) and 4(2) of the Act, and Regulation D promulgated thereunder and that such reliance is based on the Seller's representations contained in Article 3. In addition, Buyer shall pay to Sellers $10,000 cash per month for twelve months commencing thirty days following closing and the same date each month for the next eleven months.

2.2	Assumption of Indebtedness.  As additional consideration, Buyer agrees to assume and pay or settle the indebtedness of Sellers set forth on
Schedule 2.2 hereof.

                	ARTICLE 3.  REPRESENTATIONS OF SELLER

3.1	Existence.  Sellers are Texas corporations duly organized, validly existing, and in good standing under the laws of the state of their organization, and are duly qualified to do business in the states in which the Properties are located.

3.2	Authorization.  Sellers have all authority necessary to enter into this
Agreement and to perform all their obligations hereunder. This Agreement has been duly executed and delivered on their behalf and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

3.3	Power.   Sellers' execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of their certificates of organization, regulations, or other governing documents; (ii) result in material breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which they are a party or by which they are bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

3.4	Brokers.  Sellers have incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Buyer shall have any responsibility, whatsoever.

3.5	Foreign Person.  Sellers are not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), Section 1445 and
7701 (i.e. Sellers are not nonresident aliens, foreign corporations, foreign partnerships, foreign trusts, or foreign estates as those terms are defined in the Code and any regulations promulgated thereunder).

3.6	Litigation.  Except as set forth on Schedule 3.6, there are no lawsuits directly involving the Properties with respect to which Sellers have received service of process, and to the best of Sellers' knowledge, there are no lawsuits with respect to Sellers which would have a Material Adverse Effect on the Properties.

3.7	Taxes and Assessments.  Except as set forth in Schedule 3.7, Sellers have not received written notice of any pending claim against Sellers from any applicable taxing authority for assessments of taxes with respect to the Properties.

3.8	Contracts.  Except as disclosed on Schedule 3.8, Sellers have paid their shares of all costs payable by it under the Leases and Contracts, except those being contested in good faith. Neither Sellers, nor to the knowledge of Sellers, any other party is in default under any Contract except such defaults as would not, individually or the aggregate, have a Material Adverse Effect. There are no Contacts with affiliates of Seller which will be binding on the Properties after Closing.

3.9	Gas Imbalances.  Sellers have no knowledge of any gas imbalances with co-
owners of the Properties.

3.10	Compliance with Laws.  The execution and performance of this Agreement by
Sellers does not violate any law or regulation of any jurisdiction or governmental body or agency and does not require approval of, or filing with, any governmental body or agency.

3.11	Representations, Statements and Certificates.  No representation by
Sellers, nor any statement or certificate furnished or to be furnished by Sellers pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

3.12 Representations Regarding Acquisition of Buyer's Common Stock. The Sellers are purchasing the common stock of Buyer for their own account. The Sellers have not offered or sold a participation in this purchase of Buyer's Common Stock and will not offer or sell the shares or interest therein or otherwise in violation of the Act. The Sellers are acquiring the shares of Buyer's Common Stock for their own account for investment, and not with a view toward distribution thereof, and with no present intention of dividing its interest with others or reselling or otherwise disposing of all or any portion of the shares. The Sellers acknowledge that the shares have been offered to them in direct communication between themselves and the Buyer and not through any advertisement of any kind. The Sellers acknowledge that the Buyer has given them and all of their counselors' access to all information relating to its business which they or any one of them has requested.
The Sellers acknowledge that they have sufficient knowledge, financial and business experience concerning the affairs and conditions of the Buyer so that it can make a reasoned decision as to this investment. The Sellers represent that they are accredited investors as that term is defined by Regulation D of the Securities and Exchange Commission. Based on the foregoing, the Sellers hereby agree to indemnify, hold harmless and defend the Buyer, its officers, directors, agents and representatives against all liability, costs or expenses (including reasonable attorney's fees) arising by reason of or in connection with any misrepresentation or any breach of Sellers' representation herein or arising as a result of the sale or distribution of the shares by the Sellers in violation of the Act, as amended, or any other applicable law, either federal or state. These representations are binding upon Sellers' heirs, legal representatives, successors and assigns. The Sellers are aware of the restrictions upon transferability of the shares and further understand the following:

THE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES
AND EXCHANGE COMMISION UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "ACT"), IN RELIANCE UPON THE EXEMPTION
FROM REGISTRATION PROVIDED IN SECTION 4(2) AND REGULATION
D UNDER THE ACT.  AS SUCH, THE PURCHASE OF THESE SHARES
WAS NECESSARILY WITH THE INTENT OF INVESTMENT AND NOT
WITH THE VIEW FOR DISTRIBUTION THEREOF, ANY SUBSEQUENT
TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE
UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS
AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
FURTHERMORE, IT IS UNLAWFUL TO CONSUMMATE A SALE OR
TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN,
WITHOUT THE OPINION OF COUNSEL ACCEPTABLE TO VECTOR
ENERGY CORPORATION THAT THE PROPOSED TRANSFER OR SALE

DOES NOT AFFECT THE EXEMPTIONS RELIED UPON BY VECTOR
ENERGY CORPORATION IN ORIGINALLY DISTRIBUTING THE
SECURITY.


                  	ARTICLE 4.  REPRESENTATIONS OF BUYER

4.1	Existence.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in the states in which the properties are located.

4.2	Authorization.  Buyer has all authority necessary to enter into this
Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganizations, insolvency, or similar laws affecting creditors' rights generally.

4.3	Power.  Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound;
or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

4.4	Brokers.  Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

4.5	Further Distribution.  Buyer (i) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluating the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the Properties in the manner contemplated herein; (ii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and
(iii) is able to bear the economic risk of its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Sellers are relying upon the representations contained in the foregoing sentence and that absent such representations the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Sellers.

4.6	Effective Agreement.  The execution, delivery, and performance of this
Agreement by Buyer and the consummation of the transactions contemplated hereby do not require the consent, waiver, approval, or authorization of any person or public authority; do not result in a violation of any material breach of any law, rule, or regulation applicable to Buyer, and do not conflict with or result in a breach of any of the governing instruments of Buyer or, with or without the giving of notice and/or the passage of time, any mortgage, deed of trust, license, indenture, or other instrument or agreement, or any order, judgment, or other restriction of any kind or character to which Buyer is a party.

4.7	Litigation.  Buyer is not a party to or threatened by any litigation, proceeding, or controversy before any court, governmental body, or administrative agency which would have a Material Adverse Effect on the transactions contemplated under this Agreement.

4.8	Compliance with Laws.  The execution and performance of this Agreement by
Buyer does not violate any law or regulation of any jurisdiction or governmental body or agency and does not require approval of, or filing with, any governmental body or agency.

4.9	Common Stock.  At Closing Buyer will have the right to issue all of the shares of Common Stock free and clear of any claims, liens, charges, or encumbrances whatsoever.

4.10	Representations, Statements and Certificates.  No representation by
Buyer, nor any statement or certificate furnished or to be furnished by Buyer pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

4.11 Reporting Company. The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has duly and timely made all required filings with the Securities and Exchange Commission as required pursuant to the 1934 Act.


                 	ARTICLE 5.  DISCLAIMER OF WARRANTIES

5.1	Information Provided.  All the information, statistics, summaries, and facsimiles furnished by or on behalf of Sellers herewith or hereunder are furnished or will be furnished for Buyer's use at Buyer's sole risk. All such information has been compiled or prepared by Sellers based upon its files and records and such information is believed to be correct, but Sellers make no representation or warranty, express or implied, as to the accuracy, correctness, completeness, or the adequacy of same and does not warrant or guarantee such information in any way. Sellers have made no statements or representations concerning the environmental condition of the properties, production rates, recompletion opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any hydrocarbon reserves, any product pricing assumptions, the ability to sell or market any hydrocarbons after Closing, or the present or future value of the anticipated income, costs, or profits, if any, to be derived from the properties. Buyer is responsible for making such independent investigation and evaluation of the properties as Buyer shall deem appropriate, realizing that Sellers do not assume and shall have no liability to Buyer or any other party whatsoever for any reliance which may be placed on the information, statistics, summaries, or facsimiles furnished herewith or hereunder or any statements made herein. Specifically, but without limiting the generality of the foregoing:

(i)	The description of leases included in the properties, the acreage purported to be covered thereby, depth limitations (if any), royalty and other burdens affecting same, and quantum of interest have been derived strictly from Sellers' records and Sellers have not undertaken any examination of title to verify same. Sellers do not warrant title to the Properties, except as against parties claiming by, through, or under Sellers, and Buyer should therefore undertake such independent title examination as it deems appropriate prior to closing; and

(ii)	The description of wells and equipment included in the properties has been compiled strictly from Sellers' records rather than from an on-the-ground inventory. Prior to Closing, Buyer should undertake such independent inspection or inventory as it deems appropriate to determine whether the equipment so described is in fact in place.

5.2	No Warranties.    Conveyance of the properties will be made without
representations or warranties, express or implied in fact or in law, as to merchantability, durability, use, operation, fitness for any particular purpose, condition, safety of the properties, compliance with regulatory and environmental requirements or otherwise.

5.3	Buyer Inspection.  Buyer hereby agrees that it will inspect the properties, including, without limitation, the leases and the contracts, wells personal property, and equipment assigned and conveyed herein and that it will accept the same "AS IS, WHERE IS" and "WITH ALL FAULTS". BUYER RELEASES SELLERS FROM ALL LOSSES (AS DEFINED HEREIN) WITH RESPECT TO THE PROPERTIES WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLERS NEGLIGENCE AND WHETHER OR NOT ARISING FROM OR IN CONNECTION WITH OR DURING THE PERIOD OF SELLERS' OWNERSHIP OR USE OF THE PROPERTIES. WITHOUT LIMITING THE ABOVE, BUYER WAIVES ITS RIGHT TO RECOVER FROM SELLERS AND FOREVER RELEASES AND DISCHARGES SELLERS FROM ANY AND ALL LOSSES PENALTIES, FINES, LIENS, JUDGMENTS, COST AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION THE COMPREHENSIVE ENVIRONMENTAL RESPONSED, COMPRENSATION AND LIAILITY ACT OF 1980, AS AMENDED (42 U.S.C. 9601 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. 466 ET. SEQ.),THE SAFE DRINKING WATER ACT (14 U.S.C. 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. 1801 ET. SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. 2601-2629 AND ALL APPLICABLE STATE OR LOCAL LAWS.

5.4	Prior Operations.  Buyer hereby acknowledges that the Properties have been utilized for the purpose of production and development of oil and gas and that there may have been spills of wastes, crude oil, produced water or other materials in the past onto the Properties or in connection therewith. In addition, some oil field production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as "NORM").
In this regard Buyer expressly understands the NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Properties or included therein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Properties. BUYER ALSO EXPRESSLY

UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPROTATION AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES WHERE IT MAY BE FOUND, AND BUYER ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR OR IN CONNECTION WITH ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTTION, AND DISPOSAL OF ANY SUCH MATERIALS AND ASSOCIATED ACTIVITIES IN ACCORDANCE WITH ALL RULES, REGULATIONS AND REQUIREMENTS OF GOVERNMENTAL AGENCIES.

             	ARTICLE 6.  SELLERS' CONDITIONS OF CLOSING

The obligation of Sellers to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Sellers, in whole or in part:

6.1	Representations.  The representations of Buyer under Article 4 of this
Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respect.

6.2	Performance.  Buyer shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

6.3	Pending Matters.  At Closing, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.


                ARTICLE 7.  BUYER'S CONDITIONS OF CLOSING

The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

7.1	Representations.  The representations of Sellers under Article 3 of this
Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of Closing and shall then be true and accurate in all material respects.

7.2	Performance.  Sellers shall have performed and complied with each material covenant, agreement, and condition required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

7.3	Pending Matters.  At Closing, no suit or action shall have been instituted or threatened that questions or reasonably appears to adversely materially affect the validity or legality of this Agreement or the transactions contemplated by this Agreement.

                            ARTICLE 8.  CLOSING

8.1	Time and Place of Closing.  Subject to the conditions stated in this
Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur on October 15, 1998 (the "Closing Date"); provided, however, that if all of the conditions to Closing set forth in Articles 6 and 7 have not been satisfied or waived by such date or any extended date for Closing the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The Closing shall be held at Buyer's offices located at 5599 San Felipe, Suite 620, Houston, Texas 77056, or at such other location as may be mutually agreed upon by Sellers and Buyer.

8.2 	Closing Obligations.

(a)	At Closing, Sellers shall deliver to Buyer the following:

(i)	Executed Assignment, Bill of Sale and Conveyance of the Properties, in
the form attached hereto as Exhibit "B";

(ii)	Possession of the Properties; and

(iii)	letters-in-lieu of transfer orders concerning the Properties, duly executed by Seller; and

(iv)	An executed statement described in Treasury Regulation Section 1.1445-
2(b)(2) certifying that Sellers are not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended;

(b)	At Closing, Buyer shall:

(i)	Deliver to Sellers stock certificate representing 1,226,667 shares of
Common Stock; and

(ii)	Execute the Assignment, Bill of Sale and Conveyance delivered by Sellers to Buyer at Closing, evidencing Buyer's acceptance of same and assumption of all obligations thereunder; and

(iii)	$10,000.00 in immediately available funds.

8.3	Further Assurances.  The parties shall execute, acknowledge, and deliver any other documents and shall take such other actions as may be reasonably necessary to carry out their obligations under this Agreement.

8.4	Simultaneous Closing.  The delivery of all documents and actions taken at the Closing shall all be considered parts of a simultaneous transaction and no delivery of documents or action taken shall be considered completed until all documents for such Closing have been delivered and other action taken.

                   	ARTICLE 9.  ADDITIONAL AGREEMENTS

9.1	Notices.  All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

SELLERS:		         Texas Energy and Environmental, Inc.
			                Cougar Oil and Gas, Inc.
			                10623 Tower Oaks Blvd.
			                Houston, TX. 77070
				               Attn: Mr. Charlie W. Plumb, President

BUYER:		           Vector Energy Corporation
                   5599 San Felipe, Suite 620
                   Houston, Texas 77056
                   Attn:  Mr. Stephen Noser, President

Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

9.2	Recording Documents.  Buyer shall pay all transfer, documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, Buyer shall provide Sellers with copies of all recorded documents conveying the Properties to Buyer.

9.3	Right of Termination.

(a)	This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(i)	By Sellers if any of the conditions set forth in Article 6 are not satisfied in all material respects or waived as of the Closing Date;

(ii)	By Buyer if any of the conditions set forth in Article 7 are not satisfied in all material respects or waived as of the Closing Date; or

(iii)	At any time by the mutual written agreement of Buyer and Sellers.

(b)	In the event of the termination of this Agreement by Sellers in accordance with Section 9.3(a)(i), Sellers shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with Section 9.3(a)(ii) above, it shall have no liability hereunder of any nature whatsoever to Sellers including any liability for damages.

(c)	Except as provided above in this Section 9.3(b), nothing contained herein shall be construed to limit Sellers or Buyer's legal or equitable remedies in the event of breach of this Agreement.

9.4	INDEMNIFY REGARDING ACCESS.  BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD
HARMLESS SELLERS FROM AND AGAINIST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE PROPERTIES AND TO THE RECORDS AND OTHER RELATED INFORMATION PRIOR TO THE CLOSING BY BUYER AND THE SELLERS, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OR ANY OF SELLERS.

         	ARTICLE 10.  ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

10.1	Definitions.  As used in this Agreement:

(a)	"Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.

(b)	"Material Adverse Effect" means any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, assets or liabilities, of Sellers in the aggregate (whether or not covered by insurance).

10.2	Assumption of Contracts.  The sale of the Properties is and will be made subject to the Contracts to which the Properties are presently subject.
Buyer shall assume and be responsible for all obligations accruing under the Contracts as of and after the Effective Time.

10.3	Buyer's General Indemnity.  Buyer hereby agrees to assume all responsibility for the wells, the casing, and all other leasehold equipment in and on said wells, and all other personal property and fixtures used on or in connection with the Leases before, on, and after the Effective Time.
Buyer agrees to defend, indemnify, and hold Sellers harmless from and against any and all Losses arising out of, incident to, or in connection with the Properties, operations on the Properties, arising and occurring before, on, or after the Effective Time.

10.4	Operations Prior to Closing. Buyer hereby release Sellers, and agree to indemnify, defend and hold Buyer harmless, from all Losses with respect to continued operations by Buyer, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY, AND INCLUDING,

ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF
BUYER, UNLESS CAUSED BY BUYER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5	Buyer's Environmental Indemnification.  Buyer, its successors and assigns, hereby agree to indemnify against, and defend and hold Sellers harmless from all Losses (including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, and plugging liabilities for any and all wells) brought by any and all persons, including, but not limited to, Buyer's and Sellers' employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by, or connected with any environmental condition of, on, or resulting from the Properties before, on, or after the Effective Time, including, but not limited to, the presence, disposal, or release of any material of any kind in, on or under the Properties or other affected property, or at any time caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties. BUYER'S INDEMNIFICATION SHALL EXTEND TO AND INCLUDE (i) THE NEGLIGENCE OF SELLERS, BUYER, AND PARTIES ACTING ON BEHALF OF BUYER, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE, OR CONCURRENT, AND (ii) BUYER'S STRICT LIABILITY. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Section 10.5 shall control over any conflicting or contradicting terms or provisions contained in this Agreement, except as to the indemnity, if any, provided under Section 10.4.

10.6	Buyer's Plugging Liability.  Buyer shall properly plug and abandon at
Buyer's sole cost and expense all wells herein assigned or located on the Properties and shall clean and restore the surface at Buyer's expense and in accordance with the applicable Lease provisions and state and federal rules and regulations pertaining to the plugging and abandoning of such wells and the restoration of such surface. Buyer shall indemnify, defend, and hold Sellers harmless from and against all Losses as a result of Buyer's failure to comply with the provisions of this Section 10.6.

                      	ARTICLE 11.  ARBITRATION

11.1	Selection of Arbitrators.  Any controversy between the parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, independent arbitrator. Within ten (10) days after the receipt of such notice, the other party shall name a qualified, independent arbitrator, of failing to do so the party giving notice shall name the second. The two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the Southern District of Texas.

11.2	Determination.  The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Sellers in like manner as if none had been previously named.

11.3	Decision Binding.  The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

                      	ARTICLE 12.  MISCELLANEOUS

12.1	Amendment.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.2 Gender. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, limited liability company, partnership, trust, estate, or other entity.

12.3	Entire Agreement.  This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

12.4	Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies. This Agreement and any rights, obligations, responsibilities, and duties of Buyer hereunder may be assigned by Buyer with the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.

12.5	Survivability.  Except as otherwise specifically provided in this
Agreement, all indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the execution of the Agreement, the Closing, and the delivery and recordation of any deeds, assignments, or bills of sale which convey the Properties from Sellers to Buyer.

12.6	Severability.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

12.7	Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of the law of any other jurisdiction).

12.8	Section Headings.  The section headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

12.9	Waiver.  No waiver of any provision of or rights under this Agreement shall be effective unless in a writing signed by the waiving party. No waiver of any specified right or provision shall be construed as a waiver of any other right or provision.The parties have executed this Agreement as of the date first above mentioned.

SELLER:
       Texas Energy and Environmental, Inc


By
							Name:  ___________________________

							Title: ___________________________

SELLER:
							Cougar Oil and Gas, Inc.


By
							Name:  ____________________________

							Title: ____________________________


BUYER:
       Vector Energy Corporation


By
       Name:  ____________________________

       Title: ____________________________